Exhibit 99.1

DeVry Inc. Reports Further Real Estate Optimization Actions

New green campus to be built in Long Beach, CA

OAKBROOK TERRACE, Ill.--(BUSINESS WIRE)--January 15, 2009--DeVry Inc., (NYSE: DV), a global provider of educational services, today announced two transactions as part of its ongoing real estate optimization program. To further its presence in the Southern California market, DeVry University has signed a lease on a new location in Long Beach, Calif. Separately, it has also entered into an agreement to buy out of a portion of its lease at DeVry University’s Long Island City, New York, campus.

"One of the key tenets of our real estate optimization strategy is to balance our physical capacity to best serve the needs of our student population," said Daniel Hamburger, president and CEO of DeVry Inc. “New York and Southern California are growth markets for us. These transactions give us greater flexibility to serve our students in these markets and the potential to expand to other locations as student demand dictates.”

As part of its real estate optimization in the Southern California market, DeVry University will relocate from its current location of approximately 100,000 square feet in Long Beach to a nearby 47,500 square-foot space in Douglas Park, a new development located near the Long Beach Airport and the 405 Freeway. The campus, which is scheduled for completion in March 2010, is slated to obtain silver Leadership in Energy & Environmental Design (LEED) certification and will include the infrastructure necessary for future solar power.

At its Long Island City campus, DeVry University will buy out the lease on approximately 40 percent of the space it occupies. In the third quarter of fiscal year 2009, DeVry will record a pre-tax charge of approximately $3.9 million. The charge is composed of a $2.7 million cash outlay and a non-cash charge of $1.2 million related to the write-off of leasehold improvements, net of a deferred rent credit. After-tax, the charge is expected to be $2.4 million or $0.03 per share. This action favorably impacts pre-tax operating income by approximately $1.9 million per year going forward through the end of the lease, which expires in April 2014, and has a cash payback of less than two years.

About DeVry Inc.

DeVry Inc. (NYSE: DV) is the parent organization of DeVry University, Advanced Academics, Ross University, Chamberlain College of Nursing, U.S. Education and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Advanced Academics provides online secondary education to school districts throughout the U.S. Ross University offers doctoral degree programs through its schools of Medicine and Veterinary Medicine. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. U.S. Education's programs, offered through Apollo College and Western Career College, prepare students for careers in healthcare through certificate and associate degree programs. Becker Professional Review, which includes Becker CPA Review and Stalla Review for the CFA Exams, provides professional education and exam review for accounting and finance professionals. For more information, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry's future performance, including those statements concerning DeVry's expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, "Risk Factors," in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2008 and filed with the Securities and Exchange Commission on August 27, 2008.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates
jbates@devry.com
(630) 574-1949
or
Media Contact:
Larry Larsen
llarsen@sardverb.com
(312) 895-4717